Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-226576, 333-229335, 333-236864, 333-253833, 333-258972, 333-262275, 333-266871, 333-267292, 333-269327, 333-276612, and 333-284500) of Arlo Technologies, Inc. of our report dated February 29, 2024, except for the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is February 27, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 27, 2025